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                                                                     EXHIBIT 4.1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 31, 2001 (the "Execution Date"), by and among PLUS SOLUTIONS, INC., a Nevada corporation ("Plus Solutions"), PLSO ACQUISITION, INC., a Delaware corporation and wholly-owned subsidiary of Plus Solutions ("PLSO Acquisition"), and APPLIED TECHNOLOGY SOLUTIONS INTEGRATORS, INC., a Delaware corporation ("ATSI").

         WHEREAS, the respective Boards of Directors of Plus Solutions, PLSO Acquisition and ATSI have approved the merger of PLSO Acquisition into ATSI pursuant to the terms and conditions hereinafter set forth (the "Merger"); and

         WHEREAS, the parties desire to make certain representation, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

         1.1 THE TRANSACTION. At the Effective Time (as hereinafter defined), PLSO Acquisition shall be merged with and into ATSI (PLSO Acquisition and ATSI are referred to as the "Constituent Corporations"), the separate existence of PLSO Acquisition shall cease and ATSI shall continue as the surviving corporation under the corporate name "Applied Technology Solutions Integrators, Inc." (the "Surviving Corporation"), all upon the terms and subject to the conditions provided for in this Agreement and pursuant to the Delaware General Corporation Law (the "Delaware Act").

         1.2 CLOSING AND EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (a) the first business day after the Execution Date or (b) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of Delaware at such later time as is provided in the Articles of Merger (the "Effective Time"). As a result of the Merger, ATSI shall become a wholly owned subsidiary of Plus Solutions.

         1.3 EFFECTS OF THE MERGER. The Merger shall have the effects specified in the Delaware Act and, at and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of each of the Constituent Corporations; and all singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the



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Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall thereafter become the property of the Surviving Corporation as they were of the Constituent Corporations; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

         1.4 CERTIFICATE OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time, shall be and remain the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions therein and as provided by the Delaware Act. Similarly, the Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with its terms. Finally, the directors and officers of the Surviving Corporation shall be the directors and officers of the Surviving Corporation at the Effective Time, until their successors are duly elected and qualified.

         1.5 CONVERSION AND CANCELLATION OF SHARES IN THE MERGER. As of the Effective Time, by virtue of the Merger and without any action on the part of Plus Solutions, PLSO Acquisition, ATSI or the holder of any shares of PLSO Acquisition or ATSI, the following shall occur:

                  (a) CAPITAL STOCK OF PLSO ACQUISITION. Each issued and outstanding share of the capital stock of PLSO Acquisition shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

                  (b) CAPITAL STOCK OF ATSI. Each issued and outstanding share of the capital stock of ATSI shall be converted into the right to receive 0.10 share (the "Merger Shares") of Series B Preferred stock, par value $.001 per share, of Plus Solutions (the "Series B Preferred Stock") with the result that after the Effective Time, ATSI will become a wholly owned subsidiary of Plus Solutions. All such converted shares of ATSI will no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares.



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                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF PLUS SOLUTIONS AND PLSO ACQUISITION. Plus Solutions and PLSO Acquisition jointly and severally represent and warrant to ATSI as follows:

                  (a) ORGANIZATION, STANDING AND POWER.

                           (i) Plus Solutions is a corporation duly organized,
                  validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse affect on Plus Solutions and PLSO Acquisition (together, the "Plus Solutions Entities") taken as a whole.

                           (ii) The only subsidiary of Plus Solutions is PLSO
                  Acquisition. Plus Solutions does not own or hold securities or debt obligations of any entity other than PLSO Acquisition. All shares of capital stock or ownership interests of PLSO Acquisition have been duly authorized, are fully paid and nonassessable, and are lawfully owned of record and beneficially by the owner thereof free and clear of all pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever.

                           (iii) PLSO Acquisition is duly organized, validly
                  existing, in good standing and qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on the Plus Solutions Entities taken as a whole.

                  (b) CAPITAL STRUCTURE. The authorized capital stock of Plus Solutions consists of 90,000,000 shares of Common Stock; par value of $0.001 per share, of Plus Solutions (the "Common Stock) and 10,000,000 shares of preferred stock, par value $0.001 per share, of Plus Solutions (the "Preferred Stock"). On the Execution Date, 39,635,000 shares of Common Stock were issued and outstanding. 100,000 shares of Preferred Stock have been designated Series A Preferred Stock, of which 100,000 shares are issued and outstanding, and 1,100,000 shares of Preferred Stock have been designated Series B Preferred Stock, of which no shares are currently issued or outstanding. On the Execution Date, no shares of Common Stock were held by Plus Solutions in its treasury. All outstanding shares of Common Stock and Preferred Stock are, and the Merger Shares to be issued will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All of the issued and outstanding shares of Common Stock and Preferred Stock were issued in compliance with all Federal and state securities laws.



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                  (c) CERTIFICATE OF INCORPORATION, BYLAWS, AND MINUTE BOOKS.
         The copies of the Certificate of Incorporation, bylaws and other organizational documents of Plus Solutions and each Plus Solutions Entity which have been delivered to ATSI are true, correct and complete copies thereof.

                  (d) AUTHORITY.

                           (i) Plus Solutions has all requisite power and
                  authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Plus Solutions. No other corporate or shareholder proceedings on the part of Plus Solutions are necessary to authorize the Merger, or the other transactions contemplated hereby.

                           (ii) This Agreement has been duly executed and
                  delivered by Plus Solutions and constitutes a valid and binding obligation enforceable in accordance with its terms.

                  (e) CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to any provision of the Certificate of Incorporation, bylaws or any organizational document of Plus Solutions or any Plus Solutions or, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Plus Solutions or any Plus Solutions Entity or their respective properties or assets which Violation would have a material adverse effect on Plus Solutions and the Plus Solutions Entities taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to Plus Solutions or any Plus Solutions Entity in connection with the execution and delivery of this Agreement by Plus Solutions or the consummation by Plus Solutions of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on Plus Solutions and the Plus Solutions Entities, taken as a whole, except for (i) the filing of such documents with, and the obtaining of such orders from, the Securities and Exchange Commission (the "SEC"), the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement; and (ii) the filing of Articles of Merger with the Secretary of State of Delaware.



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         2.2 REPRESENTATIONS AND WARRANTIES OF ATSI. ATSI represents and warrants to Plus Solutions and PLSO Acquisition as follows:

                  (a) ORGANIZATION, STANDING AND POWER.

                           (i) ATSI is a corporation duly organized, validly
                  existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on ATSI taken as a whole.

                           (ii) ATSI has no subsidiaries. ATSI does not own or
                  hold securities or debt obligations of any entity.

                  (b) CAPITAL STRUCTURE. The authorized capital stock of ATSI consists of 13,500,000 shares of common stock, par value $0.001 per share (the "ATSI Common Stock"), 1,600 shares of Class A Preferred Stock, par value $1.00 per share (the "ATSI Class A Preferred Stock"), and 6,400 shares of Class AA Preferred Stock, par value $1.00 per share (the "ATSI Class AA Preferred Stock" and, collectively with the ATSI Class A Preferred Stock, the "ATSI Preferred Stock"). As of the Execution Date, 7,727,102 shares of ATSI Common Stock were outstanding, no shares of ATSI Common Stock were held by ATSI in treasury and no shares of ATSI Preferred Stock were outstanding. All outstanding shares of ATSI Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer. All of the issued and outstanding shares of ATSI Common Stock were issued in compliance with all Federal and state securities Laws. Other than as set forth on Schedule 2.2(b), there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ATSI at any time, or upon the happening of any stated event, any shares of the capital stock of ATSI, whether or not presently issued or outstanding.

                  (c) CERTIFICATE OF INCORPORATION, BYLAWS AND MINUTE BOOKS. The copies of the Articles of Incorporation, bylaws and other organizational documents of ATSI which have been delivered to Plus Solutions are true, correct and complete copies thereof. The minute books of ATSI which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of ATSI since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

                  (d) AUTHORITY. ATSI has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated


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         hereby have been duly authorized by the Board of Directors of ATSI and
         Shareholders of ATSI, and no other corporate or shareholder proceedings on the part of ATSI are necessary to authorize the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by ATSI and constitutes a valid and binding obligation of ATSI enforceable in accordance with its terms.

                  (e) CONFLICT WITH AGREEMENTS; APPROVALS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Articles of Incorporation, bylaws or any organizational document of ATSI or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ATSI or its properties or assets, which Violation would have a material adverse effect on ATSI taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ATSI in connection with the execution and delivery of this Agreement by ATSI or the consummation by ATSI of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on ATSI taken as a whole except for the filing of Articles of Merger with the Secretary of State of Delaware.

                  (f) FINANCIAL STATEMENTS. ATSI has furnished Plus Solutions with unaudited balance sheets as of June 30, 2001, including a complete schedule of accounts payable (the "Plus Financial Statements"). The ATSI Financial Statements including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles. The ATSI Financials Statements are complete and correct in all material respects and fairly present in all material respects the financial condition and results of the operations of ATSI and show all material liabilities absolute or contingent of ATSI.

                  (g) BOOKS AND RECORDS. ATSI has made and will make available for inspection by Plus Solutions upon reasonable request all the books of account, relating to the business of ATSI. Such books of account of ATSI have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Plus Solutions by ATSI are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

                  (h) COMPLIANCE WITH LAWS. ATSI is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

                  (i) LIABILITIES AND OBLIGATIONS. ATSI has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except liabilities that are reflected and reserved against on the ATSI Financial Statements.



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                  (j) LITIGATION. Except as set forth in Schedule 2.2(j), there is no suit, action or proceeding pending, or, to the Knowledge of ATSI, threatened against or affecting ATSI which is reasonably likely to have a Material Adverse Effect on ATSI, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ATSI having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

                  (k) TAXES. ATSI has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with all other jurisdictions where such filing is required by law; and ATSI has paid, or has made adequate provision in the ATSI Financial Statements for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to all periods ending prior to the Closing Date. ATSI knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and
         (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

                  (l) LICENSES, PERMITS; INTELLECTUAL PROPERTY.

                           (i) ATSI owns or possesses in the operation of its
                  business all material Authorizations which are necessary for them to conduct their business as now conducted. ATSI is not in material default, and has not received any notice of any claim of default, with respect to any such Authorization or any notice of any other claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary Authorization. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such Authorization.

                           (ii) Set forth in Schedule 2.2(l) is a list of the
                  material domestic and foreign patents, patent applications, patent licenses, software, corporate or other names, trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications licensed or owned by ATSI (collectively the "Intellectual Property"). ATSI does not license any Intellectual Property to third parties. ATSI owns the entire right, title and interest in and to the Intellectual Property and each item constituting part of the Intellectual Property has been, to the extent indicated in
                  Schedule 2.2(l), duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated in Schedule 2.2(l) and, to the knowledge of ATSI, such registrations, filings and issuances remain in full force and effect and there are no pending proceedings or litigation or other adverse claims made in writing affecting or with respect to the Intellectual Property.

                  (m) TRANSACTIONS AND AFFILIATES. Except as described in
         Schedule 2.2(m), no director or officer of ATSI or any member of his or her immediate family, is a party to



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         any Contract or other business arrangement or relationship of any kind with ATSI or, except for the ownership of not more than 1% of the stock of a company having a class of securities registered pursuant to the Exchange Act, has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with ATSI.


                                   ARTICLE III
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1 COVENANTS OF ATSI AND PLUS SOLUTIONS. During the period from the date of this Agreement and continuing until the Effective Time, ATSI and Plus Solutions each agree as to itself and its related entities and subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

                  (a) ORDINARY COURSE. Each party and their respective subsidiaries shall carry on their respective businesses in the Ordinary Course of Business in substantially the same manner as heretofore conducted.

                  (b) DIVIDENDS; CHANGES IN STOCK. No party shall, nor shall any party permit any of its subsidiaries to, nor shall any party propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

                  (c) ISSUANCE OF SECURITIES. No party shall, nor shall any party permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

                  (d) GOVERNING DOCUMENTS. No party shall amend or propose to amend its Certificate of Incorporation or bylaws.

                  (e) NO SOLICITATIONS. No party shall, nor shall any party permit any of its related entities or subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its related entities or subsidiaries to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or agree to or endorse any takeover proposal. Each party shall promptly advise the other orally and in writing of any such inquiries or proposals. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a Merger, consolidation or other



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         business combination involving a party hereto or any related entity or subsidiary of such party or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such party or related entity or any of its subsidiaries other than the transactions contemplated by this Agreement.

                  (f) NO ACQUISITIONS. No party shall, nor shall any party permit any of its related entities or subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to such party and related entities and its subsidiaries taken as a whole.

                  (g) NO DISPOSITIONS. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall, nor shall any party permit any of its related entities or subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party, its related entities and its subsidiaries taken as a whole.

                  (h) INDEBTEDNESS. No party shall, nor shall any party permit any of its related entities or subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or related entities or any of its subsidiaries or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

                  (i) COMPENSATION. No party shall grant any increase in the salary or other compensation of its officers or other employees or grant any bonus to any officer or other employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or other employee of such party.

                  (j) NO NEW SEVERANCE. No party shall take any action to institute any new severance or termination pay practices with respect to any directors or officers or other employees of such party or to increase the benefits payable under its severance or termination pay practices.

                  (k) BENEFIT PLANS. No party shall adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors or officers or other employees except as otherwise contemplated by this Agreement.

         3.2 OTHER ACTIONS. No party shall, nor shall any party permit any of its related entities subsidiaries to, take any action that would or is reasonably likely to result in any of its



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representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Merger set forth in Article V not being satisfied.

         3.3 ADVICE OF CHANGES. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party and its related entities and subsidiaries taken as a whole.

         3.4 FILINGS. Each party hereto shall provide to each other party copies of all filings intended to be made by such party with any Governmental Entity.

         3.5 PRESS RELEASES. Neither Plus Solutions nor ATSI will make any press release or other report to third parties regarding this Agreement or the matters and transactions contemplated thereby, except (a) as required by applicable law and, then, containing only such information as is required by such applicable law; or (b) as is approved by both Plus Solutions and ATSI prior to dissemination.


                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

         4.1 RESTRICTED PLUS SOLUTIONS SHARES. The Merger Shares will not be registered under the Securities Act, but will be issued pursuant to an exemption from such registration requirements based upon representations and warranties made by the shareholders of ATSI. Accordingly, the Merger Shares will constitute "restricted securities" as defined in Rule 144 under the Securities Act and the holders thereof will not be able to transfer such Merger Shares except upon compliance with the registration requirements of the Securities Act and applicable state securities laws or an exemption therefrom. The certificates evidencing the Merger Shares shall contain a legend to the foregoing effect.

         4.2 LEGAL CONDITIONS TO MERGER. Each of Plus Solutions and ATSI will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their related entities or subsidiaries in connection with the Merger. Each party will, and will cause its related entities or subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Plus Solutions or ATSI or any of their related entities or subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.



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         4.3 PLUS SOLUTIONS BOARD OF DIRECTORS AND OFFICERS. All of the officers and directors of Plus Solutions shall resign as of the Closing Date and the following persons shall be appointed as officers and directors of Plus Solutions as of such date:

         Directors:        Max Golden
                           Stephen Gray
                           David Ballard
                           Paul Harkins

         Officers:         Paul Harkins, President and Chief Executive Officer
                           Rita Hunter, Vice President
                           Martha Scroggins, Secretary and Treasurer

         4.4 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.


                                    ARTICLE V
                              CONDITIONS PRECEDENT

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the receipt or filing, prior to the Closing Date, of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a Material Adverse Effect on ATSI or any Plus Solutions Entity, taken as a whole, shall have been filed, occurred or been obtained.

         5.2 CONDITIONS OF OBLIGATIONS OF PLUS SOLUTIONS. The obligations of Plus Solutions and PLSO Acquisition to effect the Merger are subject to the satisfaction of the following conditions on or before the Closing Date unless waived by Plus Solutions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ATSI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Plus Solutions shall have received a certificate signed on behalf of ATSI by the President of ATSI to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF ATSI. ATSI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior the Closing Date, and Plus Solutions shall have received a certificate signed on behalf of ATSI by the President to such effect.

                  (c) CLOSING DOCUMENTS. Plus Solutions shall have received such certificates and other closing documents as counsel for Plus Solutions shall reasonably request.

                  (d) CONSENTS. ATSI shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Plus Solutions, individually or in the aggregate, have a material adverse effect on ATSI and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.

                  (e) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Plus Solutions, made in good faith, would make the consummation of the Merger imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against ATSI, the consequences of which, in the judgment of Plus Solutions, could be materially adverse to ATSI.

                  (f) SHAREHOLDER APPROVAL. ATSI shall have received the approval of its shareholders regarding the Merger, and Plus Solutions shall have received satisfactory evidence of such fact.

         5.3 CONDITIONS OF OBLIGATIONS OF ATSI. The obligation of ATSI to effect the Merger is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by ATSI:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Plus Solutions set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, ATSI shall have received a certificate signed on behalf of Plus Solutions by the Chief Executive Officer to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF PLUS SOLUTIONS AND PLSO ACQUISITION. Plus Solutions shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ATSI shall have received a certificate signed on behalf of Plus Solutions the Chief Executive Officer to such effect.

                  (c) CLOSING DOCUMENTS. ATSI shall have received such certificates and other closing documents as counsel for ATSI shall reasonably request.

                  (d) CONSENTS. Plus Solutions shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of ATSI, individually or in the aggregate, have a material adverse effect on Plus Solutions and its subsidiaries and related entities, taken as a whole upon the consummation of the transactions contemplated hereby.

                  (e) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of ATSI, made in good faith, would make the consummation of the Merger imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Plus Solutions or any Plus Solutions Entity, the consequences of which, in the judgment of ATSI, could be materially adverse to Plus Solutions or any Plus Solutions Entity.


                                   ARTICLE VI
                            TERMINATION AND AMENDMENT

         6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual consent of Plus Solutions and ATSI;

                  (b) by either Plus Solutions or ATSI if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within 5 business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; or

                  (c) by either Plus Solutions or ATSI if the Merger does not become effective before September 15, 2001.

         6.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either ATSI or Plus Solutions as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         6.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, provided no amendment shall be made which by law requires approval by the shareholders of any party without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         6.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE VII
                               GENERAL PROVISIONS

         7.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Plus Solutions, to

                           Plus Solutions, Inc.
                           14677 Midway Road, Suite 206
                           Addison, Texas 75001
                           United States of America
                           Attn: Max Golden, President and Chief Executive
                                 Officer
                           Facsimile No.: 972-687-0051

                           with a copy to

                           Patton Boggs
                           2001 Ross Avenue, Suite 3000
                           Dallas, Texas 75201
                           United States of America
                           Attn: Fred Stovall, Esq.
                           Facsimile No.: 214-758-1550


                  (b)      If to ATSI, to

                           Applied Technology Solutions Integrators, Inc. 54 Tower Hill Road
                           Tuxedo Park, New York 10987
                           Attn: President
                           Facsimile No.: 845-351-2299
                           with a copy to

                           Arnold E. Reiter
                           Reiter and Zipern
                           75 Montebello Road
                           Suffern, New York 10901
                           Facsimile No.: 845-357-2215


         7.2 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         7.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signature and the facsimile signature by any party shall constitute an original in all respects.

         7.4 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         7.5 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Texas state court located in Dallas County or the United States District Courts in the Northern District of Texas in respect of any suit, action or proceeding arising out of or relating to this Agreement.

         7.6 PUBLICITY. Except as otherwise required by law, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

         7.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Plus Solutions or ATSI may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of such company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.




               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, this Agreement has been signed by the parties set forth below as of the date set forth above.

                                       PLUS SOLUTIONS, INC.


                                       By: /s/ MAX GOLDEN
                                          --------------------------------------
                                          President and Chief Executive Officer


                                       PLSO ACQUISITION, INC.


                                       By: /s/ MAX GOLDEN
                                          --------------------------------------
                                          President


                                       APPLIED TECHNOLOGY SOLUTIONS INTEGRATORS,
                                       INC.


                                       By: /s/ PAUL HARKINS
                                          --------------------------------------
                                          President and Chief Executive Officer